UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act

July 20, 2006
Date of Report (Date of Earliest Event Reported)

RACINO ROYALE, INC.
(FORMERLY K-TRONIK INTERNATIONAL CORP.)
(Exact name of Registrant as Specified in its Charter)

144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Address of Principal Executive Offices)

Tel: (416) 216-8659
(Registrant's Telephone Number)

K-Tronik International Corp.
144 Front St. W., Ste. 700, Toronto, Ontario M5J 2L7
(Former Name and Address)

Nevada	000-31369	88-0436364
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[               ] Written communications pursuant to Rule 425 under the Securities Act

[               ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[               ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[               ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 8.01 OTHER EVENTS

Racino Royale, Inc. (“RR”) has confirmed that the Canadian Pari-Mutuel Agency (CPMA) has granted the company’s racing permit. This was the last hurdle RR had to go over before racing could commence at Big Valley Raceway in Craven, Saskatchewan this Sunday, July 23, 2006.

Since early June, RR has been working towards insuring that harness racing could commence in Craven by the end of July in order to provide the region’s horsemen with five consecutive months of racing. Now, with the support of the Saskatchewan Standardbred Horsemen’s Association (SSHA), regulatory approval from both the Saskatchewan Liquor and Gaming Authority and the CPMA, the Big Valley Raceway site in Craven, Saskatchewan will once again feature harness racing.

RR announced last month that it had acquired the exclusive rights agreement for a racino development opportunity in Regina, Saskatchewan, with the SSHA. In short measure, the company has been steadily taking steps to secure a foothold in the Saskatchewan racing industry with that goal in mind, however this first step to revive racing in Craven is an indication of RR’s overall commitment to harness racing in the region.

This text contains forward-looking statements relating to future events and results that are based on RR’s current expectations. These statements involve risks and uncertainties including, without limitation, RR’s ability to successfully develop and market its business, consumer acceptance of its business and products, competitive pressures relating to price reductions, competition from other entertainment forms and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1	News Release dated July 20, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACINO ROYALE, INC.
(Formerly K-Tronik International Corp.)
Dated: July 20, 2006
	By:	/s/ John G. Simmonds
John G. Simmonds, Chief Executive Officer